Exhibit 10.14     First Montauk Securities Corp - amendment

                             MONTAUK FINANCIAL GROUP


May 16, 2003

VIA FACSIMILE

Emergency Filtration Products, Inc.
175 Cassia Way
Ste A115
Henderson NV  89014
ATTN: Doug Beplate, President

Dear Mr. Beplate:

Please use this letter as notification and authorization that First Montauk Securities Corp. (the "Company") will be waiving an exclusive relationship with Emergency Filtration Products, Inc. ("EMFP") with respect to our Fee Agreement (the "Agreement") executed on November 21, 2002. The exclusive relationship we are waiving is detailed in the Agreement, specifically in paragraph 4 (b) which explains the "Watermark Transaction". We are waiving the right to be an exclusive investment banker/advisor to Emergency Filtration Products, Inc., even thought we may achieve the Watermark Transaction. However, this will not exclude Montauk from introducing funding Source(s) to Emergency Filtration Products, Inc. on a non-exclusive basis, as we have been up to this point.

Please be clear that this letter does not forego or render null and void any other part of the Agreement. The Agreement will remain in effect for as long as First Montauk Securities, Corp. and Emergency Filtration Products, Inc. agree to work with one another in the capacity as set forth in the Agreement.

Very Truly Yours,

\S\ Herb Kurinsky

First Montauk Securities Corp.
Herb Kurinsky
President/ CEO